Exhibit 99.7

Clip Interactive, LLC
Option Grant Notice
(2013 Equity Incentive Plan)

Clip Interactive, LLC (the “Company”), pursuant to its 2013 Equity Incentive Plan (the “Plan”), hereby grants to Optionholder an option to purchase the number of Series 1 Common Shares (the “Shares”) set forth below. This option is subject to all of the terms and conditions as set forth in this notice, in the Option Agreement, the Plan and the Notice of Exercise, all of which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined in this notice but defined in the Plan or the Option Agreement will have the same definitions as in the Plan or the Option Agreement. If there is any conflict between the terms in this notice and the Plan, the terms of the Plan will control.

Optionholder:	[NAME]
Date of Grant:	[June [ ], 2013]
Vesting Commencement Date:	[TBD]
Number of Shares Subject to Option:	[ A ]
Exercise Price (Per Share):	$[B]
Total Exercise Price:	$[A x B]
Expiration Date:	[10 YEARS FROM DATE OF GRANT – 1 DAY]

Exercise Schedule:	☒ Same as Vesting Schedule	☐ Early Exercise Permitted

Vesting Schedule:	One-fourth of the Shares vest one year after the Vesting Commencement Date; the balance of the Shares vest in a series of 36 successive equal monthly installments measured from the first anniversary of the Vesting Commencement Date, subject to Optionholder’s Continuous Service as of each such date.

[Notwithstanding the foregoing, if within the period commencing 30 days prior to the effective date of a Change in Control and ending 12 months after the effective date of a Change in Control, the Company (or its successor) terminates Optionholder’s Continuous Service without Cause (and other than as a result of Optionholder’s death or Disability), or Optionholder resigns for Good Reason from all positions Optionholder then holds with the Company (or its successor), the Company will accelerate the vesting of the option such that 100% of the unvested Shares subject to the option will be deemed vested and exercisable as of the later of the effective date of the Change in Control and Optionholder’s last day of service.]

Payment:	By one or a combination of the following items (described in the Option Agreement):

☒ Check, bank draft or money order payable to the Company
☒ A “net exercise” arrangement (subject to the Company’s consent at the time of exercise)

Additional Terms/Acknowledgements: Optionholder acknowledges receipt of, and understands and agrees to, this Option Grant Notice, the Option Agreement and the Plan. Optionholder acknowledges and agrees that this Option Grant Notice and the Option Agreement may not be modified, amended or revised except as provided in the Plan. Optionholder further acknowledges that as of the Date of Grant, this Option Grant Notice, the Option Agreement, and the Plan set forth the entire understanding between Optionholder and the Company regarding this option award and supersede all prior oral and written agreements, promises and/or representations on that subject with the exception of (i) options previously granted and delivered to Optionholder, (ii) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law and (iii) any written employment or severance arrangement that would provide for vesting acceleration of this option upon the terms and conditions set forth therein. By accepting this option, Optionholder consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

Clip Interactive, LLC		OPTIONHOLDER:

By:
	Signature	Signature

Title:		Date:

Date:

Attachments: Option Agreement, 2013 Equity Incentive Plan and Notice of Exercise

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Attachment I

Clip Interactive, LLC
2013 Equity Incentive Plan

Option Agreement

Pursuant to your Option Grant Notice (“Grant Notice”) and this Option Agreement, Clip Interactive, LLC (the “Company”) has granted you an option under its 2013 Equity Incentive Plan (the “Plan”) to purchase the Series 1 Common Shares (the “Shares”) indicated in your Grant Notice at the exercise price indicated in your Grant Notice. The option is granted to you effective as of the date of grant set forth in the Grant Notice (the “Date of Grant”). If there is any conflict between the terms in this Option Agreement and the Plan, the terms of the Plan will control. Capitalized terms not explicitly defined in this Option Agreement or in the Grant Notice but defined in the Plan will have the same definitions as in the Plan.

The details of your option, in addition to those set forth in the Grant Notice and the Plan, are as follows:

1.                  Vesting. Your option will vest as provided in your Grant Notice. Vesting will cease upon the termination of your Continuous Service.

2.                  Number of Shares and Exercise Price. The number of Shares subject to your option and your exercise price per Share in your Grant Notice will be adjusted for Capitalization Adjustments as described in the Plan.

3.                  Exercise Restriction for Non-Exempt Employees. If you are an Employee eligible for overtime compensation under the Fair Labor Standards Act of 1938, as amended (that is, a “Non-Exempt Employee”), and except as otherwise provided in the Plan, you may not exercise your option until you have completed at least six months of Continuous Service measured from the Date of Grant, even if you have already been an employee for more than six months. Consistent with the provisions of the Worker Economic Opportunity Act, you may exercise your option as to any vested portion prior to such six month anniversary in the case of (i) your death or disability, (ii) a Company Transaction in which your option is not assumed, continued, or substituted, (iii) a Change in Control or (iv) your termination of Continuous Service on your “retirement” (as defined in the Company’s benefit plans).

4.                  Exercise prior to Vesting (“Early Exercise”). If permitted in your Grant Notice (that is, the “Exercise Schedule” indicates “Early Exercise Permitted”) and subject to the provisions of your option, you may elect at any time that is both (i) during the period of your Continuous Service and (ii) during the term of your option, to exercise all or part of your option, including the unvested portion of your option; provided, however, that:

(a)               a partial exercise of your option will be deemed to cover first vested Shares and then the earliest vesting installment of unvested Shares;

(b)              any Shares so purchased from installments that have not vested as of the date of exercise will be subject to the purchase option in favor of the Company as described in the Company’s form of Early Exercise Share Purchase Agreement; and

(c)               you will enter into the Company’s form of Early Exercise Share Purchase Agreement with a vesting schedule that will result in the same vesting as if no early exercise had occurred.

5.                  Method of Payment. You must pay the full amount of the exercise price for the Shares you wish to purchase. You may pay the exercise price in cash or by check, bank draft or money order payable to the Company or in any other manner permitted by your Grant Notice, which may include a “net exercise” arrangement pursuant to which the Company will reduce the number of Shares issued upon exercise of your option by the largest whole number of Shares with a Fair Market Value that does not exceed the aggregate exercise price. You must pay any remaining balance of the aggregate exercise price not satisfied by the “net exercise” in cash or other permitted form of payment. Shares will no longer be outstanding under your option and will not be exercisable thereafter if those Shares (i) are used to pay the exercise price pursuant to the “net exercise,” (ii) are delivered to you as a result of such exercise, or (iii) are withheld to satisfy your tax withholding obligations.

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6.                  Whole Shares. You may exercise your option only for whole Shares.

7.                  Securities Law Compliance. In no event may you exercise your option unless the Shares issuable upon your exercise are then registered under the Securities Act or, if not registered, the Company has determined that your exercise and the issuance of the Shares would be exempt from the registration requirements of the Securities Act. The exercise of your option also must comply with all other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that your exercise would not be in material compliance with such laws and regulations (including any restrictions on exercise required for compliance with Treas. Reg. 1.401(k)-1(d)(3), if applicable).

8.                  Term. You may not exercise your option before the Date of Grant or after the expiration of the option’s term. The term of your option expires, subject to the provisions in the Plan, upon the earliest of the following:

(a)               immediately upon the termination of your Continuous Service for Cause;

(b)              three months after the termination of your Continuous Service for any reason other than Cause, your Disability or your death (except as otherwise provided in Section 8(d) below); provided, however, that if during any part of such three month period your option is not exercisable solely because of the condition set forth in the section above relating to “Securities Law Compliance,” your option will not expire until the earlier of the Expiration Date or until it has been exercisable for an aggregate period of three months after the termination of your Continuous Service; provided further, that if (i) you are a Non-Exempt Employee, (ii) your Continuous Service terminates within six months after the Date of Grant, and (iii) a portion of your option has vested at the time of your Continuous Service termination, your option will not expire until the earlier of (x) the later of (A) the date that is seven months after the Date of Grant, and (B) the date that is three months after the termination of your Continuous Service, and (y) the Expiration Date;

(c)               12 months after the termination of your Continuous Service due to your Disability (except as otherwise provided in Section 8(d) below);

(d)              18 months after your death if you die either during your Continuous Service or within three months after your Continuous Service terminates for any reason other than Cause;

(e)               the Expiration Date indicated in your Grant Notice; or

(f)                the day before the 10th anniversary of the Date of Grant.

9.                  Exercise.

(a)               You may exercise the vested portion of your option (and the unvested portion of your option if your Grant Notice so permits) during its term by (i) delivering a Notice of Exercise (in a form designated by the Company) or completing such other documents and/or procedures designated by the Company for exercise, and (ii) paying the exercise price and any applicable withholding taxes to the Company’s Secretary, equity plan administrator or to such other person as the Company may designate, together with such additional documents as the Company may then require.

(b)              By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (i) the exercise of your option, (ii) the lapse of any substantial risk of forfeiture to which the Shares are subject at the time of exercise, or (iii) the disposition of Shares acquired upon such exercise.

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(c)               By exercising your option you agree that you will not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Shares or other securities of the Company held by you, for a period of 180 days following the effective date of a registration statement of the Company filed under the Securities Act or such longer period as the underwriters or the Company will request to facilitate with FINRA Rule 2711 or NYSE Member Rule 472 or any successor or similar rule or regulation (the “Lock-Up Period”); provided, however, that nothing contained in this section will prevent the exercise of a reacquisition or repurchase option, if any, in favor of the Company during the Lock-Up Period. You further agree to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriters that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to your Shares until the end of such period. You also agree that any transferee of any Shares held by you will be bound by this Section 9(c). The underwriters of the Company’s securities are intended third party beneficiaries of this Section 9(c) and will have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

10.              Transferability. Except as otherwise provided in this Section 10, your option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you.

(a)               Certain Trusts. Upon receiving written permission from the Board or its duly authorized designee, you may transfer your option to a trust if you are considered to be the sole beneficial owner (determined under Section 671 of the Code and applicable state law) while the option is held in the trust. You and the trustee must enter into transfer and other agreements required by the Company.

(b)              Domestic Relations Orders. Upon receiving written permission from the Board or its duly authorized designee, and provided that you and the designated transferee enter into transfer and other agreements required by the Company, you may transfer your option pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument that contains the information required by the Company to effectuate the transfer. You are encouraged to discuss the proposed terms of any division of this option with the Company prior to finalizing the domestic relations order or marital settlement agreement to help ensure the required information is contained within the domestic relations order or marital settlement agreement.

(c)               Beneficiary Designation. Upon receiving written permission from the Board or its duly authorized designee, you may, by delivering written notice to the Company, in a form approved by the Company and any broker designated by the Company to handle option exercises, designate a third party who, on your death, will thereafter be entitled to exercise this option and receive the Shares or other consideration resulting from such exercise. In the absence of such a designation, your executor or administrator of your estate will be entitled to exercise this option and receive, on behalf of your estate, the Shares or other consideration resulting from such exercise.

11.              Right of First Refusal; Transfer Restrictions on Shares. Shares that you acquire upon exercise of your option are subject to any right of first refusal or other transfer restrictions that may be described in the LLC Agreement in effect at such time the Company elects to exercise its right. The Company’s right of first refusal will expire on the first date upon which any security of the Company is listed (or approved for listing) upon notice of issuance on a national securities exchange or quotation system.

12.              Right of Repurchase. To the extent provided in the LLC Agreement in effect at such time the Company elects to exercise its right, the Company will have the right to repurchase all or any part of the Shares you acquire pursuant to the exercise of your option.

13.              Option not a Service Contract. Your option is not an employment or service contract, and nothing in your option will be deemed to create in any way whatsoever any obligation on your part to continue in the employ or service of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment or service. In addition, nothing in your option will obligate the Company or an Affiliate, their respective owners, managers, directors, officers or Employees to continue any relationship that you might have as a manager, director or consultant for the Company or an Affiliate.

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14.              Withholding Obligations.

(a)               At the time you exercise your option, in whole or in part, and at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for, any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise of your option.

(b)              Upon your request and subject to approval by the Company, in its sole discretion, and compliance with any applicable legal conditions or restrictions, the Company may withhold from fully vested Shares otherwise issuable to you upon the exercise of your option a number of whole Shares having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid classification of your option as a liability for financial accounting purposes). If the date of determination of any tax withholding obligation is deferred to a date later than the date of exercise of your option, Share withholding pursuant to the preceding sentence will not be permitted unless you make a proper and timely election under Section 83(b) of the Code, covering the aggregate number of Shares acquired upon such exercise with respect to which such determination is otherwise deferred, to accelerate the determination of such tax withholding obligation to the date of exercise of your option. Notwithstanding the filing of such election, Shares will be withheld solely from fully vested Shares determined as of the date of exercise of your option that are otherwise issuable to you upon such exercise. Any adverse consequences to you arising in connection with such Share withholding procedure will be your sole responsibility.

(c)               You may not exercise your option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied. Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company will have no obligation to issue a certificate for, or otherwise evidence the issuance to you of, such Shares or release such Shares from any escrow provided for herein, if applicable, unless such obligations are satisfied.

15.              Tax Consequences. You hereby agree that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. You will not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from your option or your other compensation. In particular, you acknowledge that this option is exempt from Section 409A of the Code only if the exercise price per Share specified in the Grant Notice is at least equal to the “fair market value” per Share on the Date of Grant and there is no other impermissible deferral of compensation associated with the option. Because the Shares are not traded on an established securities market, the Fair Market Value is determined by the Board, perhaps in consultation with an independent valuation firm retained by the Company. You acknowledge that there is no guarantee that the Internal Revenue Service will agree with the valuation as determined by the Board, and you will not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates in the event that the Internal Revenue Service asserts that the valuation determined by the Board is less than the “fair market value” as subsequently determined by the Internal Revenue Service.

16.              Notices. Any notices provided for in your option or the Plan will be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, 5 days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. The Company may, in its sole discretion, decide to deliver any documents related to your participation in the Plan and your option by electronic means or to request your consent to participate in the Plan by electronic means. By accepting this option, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

17.              Governing Plan Document. Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. If there is any conflict between the provisions of your option and those of the Plan, the provisions of the Plan will control.

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NOTICE OF EXERCISE

Clip Interactive, LLC
3100 Carbon Place, Suite 102
Boulder, CO 80301	Date of Exercise: _______________

Ladies and Gentlemen:

This constitutes notice to Clip Interactive, LLC (the “Company”) under my option that I elect to purchase the below number of Series 1 Common Shares of the Company (the “Shares”) for the price set forth below.

Option dated:	_______________
Number of Shares as to which option is exercised:	_______________
Shares to be issued in name of:	_______________
Total exercise price:	$______________
Cash payment delivered herewith:	$______________

By this exercise, I agree (i) to provide such additional documents as you may require pursuant to the terms of the Company’s 2013 Equity Incentive Plan, (ii) to provide for the payment by me to you (in the manner designated by you) of your withholding obligation, if any, relating to the exercise of this option, and (iii) to execute the Company’s Limited Liability Company Agreement (as may be amended from time to time (the “LLC Agreement”)prior to issuance of my Shares.

I hereby make the following certifications and representations with respect to the number of Shares listed above, which are being acquired by me for my own account upon exercise of the option as set forth above:

I acknowledge that the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and are deemed to constitute “restricted securities” under Rule 701 and Rule 144 promulgated under the Securities Act. I warrant and represent to the Company that I have no present intention of distributing or selling said Shares, except as permitted under the Securities Act and any applicable state securities laws.

I further acknowledge that I will not be able to resell the Shares for at least 90 days after the Company becomes publicly traded (i.e., subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934) under Rule 701 and that more restrictive conditions apply to affiliates of the Company under Rule 144.

I further acknowledge that certificates (if any) representing any of the Shares subject to the provisions of the option will have endorsed thereon appropriate legends reflecting the foregoing limitations, as well as any legends reflecting restrictions pursuant to the LLC Agreement and/or applicable securities laws.

I further agree that, if required by the Company (or a representative of the underwriters) in connection with the first underwritten registration of the offering of any securities of the Company under the Securities Act, I will not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Shares or other securities of the Company, for a period of 180 days following the effective date of a registration statement of the Company filed under the Securities Act (or such longer period as the underwriters or the Company shall request to facilitate compliance with FINRA Rule 2711 or NYSE Member Rule 472 or any successor or similar rule or regulation). I further agree to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriters that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to my Shares subject to the foregoing restrictions until the end of such period.

Very truly yours,